EXHIBIT A


                  Names,   corporate  affiliations  and  business  addresses  of
individuals who may act during 1998, 1999 and 2000 in matters included within the exemption provided by paragraph (b) of Rule 71:

                      Central and South West Services, Inc.

Mark Menezes
Fred Wendorf
Sabrina Campbell
Jeanne Wolak

the business address of each of whom is 1616 Woodall Rodgers Freeway, Dallas, Texas 75202-1234.